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                                                                     EXHIBIT 3.6


                            CERTIFICATE OF AMENDMENT
                                       TO


                          CERTIFICATE OF INCORPOARTION
                                       OF
                            CELERITY SYSYTEMS, INC.,
                             A DELAWARE CORPORATION

         The undersigned, in order to amend its Certificate of Incorporation, hereby certifies as follows:

         FIRST:  The name of the Corporation is Celerity Systems, Inc.

         SECOND: The Corporation hereby amends its Certificate of Incorporation as follows:

         The  first  sentence  of  Paragraph   FOURTH  of  the   Certificate  of
Incorporation pertaining to the authorized stock of the Corporation is hereby amended to read as follows:

         The total number of shares of capital stock which the Corporation has authority to issue is (i) Two hundred and Fifty Million (250,000,000) shares of Common Stock with a par value of $0.001 ("Common Stock") and (ii) Three Million (3,000,000) shares of Preferred Stock with a par value of $0.01 per share (the "Designation Preferred Stock").

         THIRD: The amendment effected herein was authorized by the affirmative vote of a majority of the outstanding shares entitled to vote thereon at the Corporation's annual shareholders' meeting held on August 23, 2001.

         IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 23 day of August, 2001.


                                          /s/ Kenneth D. Van Meter
                                          -------------------------------------
                                          Kenneth D. Van Meter
                                          President and Chief Executive Officer